Exhibit 10.2

AMENDMENT NO. 3 TO
ADVANCED EMISSIONS SOLUTIONS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

This Amendment No. 3 (this “Amendment”) to that certain Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as previously amended (the “Plan”), is adopted and effective as set forth below. Capitalized terms used and not defined herein have the meanings ascribed to them in the Plan.
WHEREAS, the Company desires to specify the performance criteria with respect to which Performance-Based Compensation may be granted.
NOW therefore, the Plan shall be amended as follows:

1.	Section 6(b) of the Plan shall be amended by inserting at the end of such Section:
In the case of any Award to any Grantee who may be a Covered Employee, which Award the Administrator wishes to qualify as Performance-Based Compensation, the Administrator may designate the Award as “Performance-Based Compensation” and consistent with Section 162(m) of the Code, (i) must timely designate the performance goals for such Award and (ii) must certify in writing when the performance goals have been achieved. In such cases, the performance goals will be based on one or more of the following:

(i) The following criteria for the Company on a consolidated basis, one or more Related Entities, and/or one or more divisions of the foregoing, either in absolute terms or compared to the performance of (x) the Company, its Related Entities or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1. net income
2. economic value added (earnings less a capital charge)
3. EBITDA (earnings before interest, taxes, depreciation and amortization)
4. sales
5. costs
6. gross margin
7. operating margin
8. pre-tax profit or income
9. market share
10. return on net assets
11. return on assets
12. return on capital
13. return on invested capital
14. cash flow
15. free cash flow
16. operating cash flow
17. operating income
18. earnings before interest and taxes
19. working capital
20. innovation as measured by a percentage of sales from new products
21. facility installations
22. technology advancements
23. product development
24. operational improvements

(ii) The following criteria for the Company, either in absolute terms or compared to the performance of (x) the Company (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1. stock price
2. return on stockholders’ equity
3. earnings per share
4. cash flow per share
5. total stockholder return (stock price appreciation plus dividends)

2.	Except as set forth in this Amendment, the Plan shall remain in full force and effect.

The undersigned, being the Secretary of Advanced Emissions Solutions, Inc., hereby certifies that the foregoing is a true and correct copy of the Amendment No. 3 to the Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as adopted by the Company on February 12, 2014, effective as of _____________.

Advanced Emissions Solutions, Inc.

By: /s/ Mark H. McKinnies Mark H. McKinnies, Senior Vice President, Chief Financial Officer and Secretary